Harman International
PRESS RELEASE

October 27, 2004
FOR IMMEDIATE RELEASE Contact: Frank Meredith Chief Financial Officer Harman International Industries, Incorporated 818-893-8411

HARMAN INTERNATIONAL
REPORTS RECORD FIRST QUARTER RESULTS

Washington, D.C. – Harman International Industries, Incorporated (NYSE:  HAR) today announced record sales and earnings for the first quarter ended September 30, 2004.  Net sales for the quarter were $691.7 compared to $597.3 million during the same period last year, an increase of 16 percent.  Net income for the three months was $33.7 million, a 70 percent increase over net income of $19.8 million a year ago.  Earnings per diluted share were $0.48 versus $0.29 in the prior year.  The first quarter results are net of a $3.0 million non-operating charge for the repurchase of Company debt.

The Consumer Systems Group had net sales of $579.8 million for the quarter, an 18 percent increase above $490.2 million in the prior year first quarter.  Professional Group net sales were $111.9 million compared to $107.1 million last year, an increase of 4 percent.

Commenting on the results for the quarter, Dr. Sidney Harman, Executive Chairman, and Bernard Girod, Vice Chairman and Chief Executive Officer, said:  “We are pleased with the strong results for the quarter. Each of our operating groups reported significant gains in earnings versus last year. Our consumer home businesses operated profitably despite a significant increase in engineering investment. The Professional Group reported record results, tripling last year’s earnings. The consumer OEM business continued to show impressive results, particularly in Europe.”

The Company announced that it had signed a definitive agreement for the acquisition of QNX Software Systems Ltd. (www.qnx.com). Located near Ottawa, Canada, QNX provides the Operating System for Harman’s infotainment software. Harman now owns its own operating system, which is expected to generate consequential cost reductions and increased system design flexibility.  Earnings for the next two or three years will be impacted by approximately 5 percent to reflect the cost of this important acquisition.

Commenting on the agreement, Dr. Harman and Bernard Girod said: “The acquisition of QNX will allow the optimization of our software by fully integrating the operating system, the basic framework and the applications.  Harman will now control the entire software suite.”

October 27, 2004

Page – 2 –

At 4:30 p.m. EDT today, Harman International will host an analyst and investor conference call to discuss the results for the first quarter to offer management’s outlook for future periods.  To participate in the conference call, please call (888) 428-4470 or for international calls dial (612) 332-0630 prior to 4:30 p.m. EDT.  Please let the operator know that you would like to join the Harman International call.

A replay of the conference call will be available following the completion of the call at approximately 8:15 p.m. EDT.  The replay will be available through November 03, 2004.  To access the replay, please call (800) 475-6701 or for international calls (320) 365-3844.  The access code number is 750964.

Harman International Industries, Incorporated (www.harman.com) is a leading manufacturer of high-quality, high fidelity audio products and electronic systems for the consumer and professional markets.  The Company’s stock is traded on the New York Stock Exchange under the symbol:  HAR.

Note:  Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act.  You should not place undue reliance on these statements.  We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances.  These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to the effect of changes in consumer confidence and spending, automobile industry sales and production rates, model-year changeovers and customer acceptance in the automotive industry, our ability to satisfy contract performance criteria, availability of key components to the products we manufacture, competitive products, fluctuations in  currency exchange rates, the outcome of pending or future litigation and other claims, labor disputes at our facilities and  those of our customers or common carriers, general economic conditions and other risks detailed in the Company's filings with the Securities and Exchange Commission.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED UNAUDITED CONDENSED STATEMENTS OF OPERATIONS (000s omitted except per share amounts)

	Three Months Ended
	September 30,
	2004	2003

Net sales	$691,706	597,294
Cost of sales	470,307	416,423

Gross profit	221,399	180,871

Selling, general and administrative expenses	159,474	147,590

Operating income	61,925	33,281

Other expenses:
Interest expense, net	3,367	4,890
Miscellaneous, net	3,515	536

Income before income taxes	55,043	27,855

Income tax expense	21,371	8,078

Net Income	$33,672	19,777

Basic earnings per share	$0.51	0.30
Diluted earnings per share	$0.48	0.29

Shares outstanding – basic	66,194	65,362
Shares outstanding – diluted	70,227	68,702

Note: The earnings per share and shares outstanding for each period presented have been adjusted for the stock split in November 2003.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (000s omitted)

	September 30,	September 30,
	2004	2003

ASSETS

Current assets
Cash and cash equivalents	$342,594	$144,666
Accounts receivable	427,720	370,326
Inventories	319,416	338,343
Other current assets	109,824	96,607

Total current assets	1,199,554	949,942

Property, plant and equipment	451,182	409,920
Goodwill	254,796	237,595
Other assets	90,298	138,107

Total assets	$1,995,830	$1,735,564

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings	$3,874	$4,137
Current portion of long-term debt	3,398	2,132
Accounts payable and accrued liabilities	653,447	483,379

Total current liabilities	660,719	489,648

Long-term debt	339,039	494,475
Other non-current liabilities	66,529	63,872
Total shareholders’ equity	929,543	687,569

Total liabilities and shareholders’ equity	$1,995,830	$1,735,564